EXHIBIT  99

CONTACTS:      Steven  T.  Darak
               Senior  Vice  President  &
               Chief  Financial  Officer
               (602)  852-6600

               Eugene  G.  Heller/Lori  Parks
               Silverman  Heller  Associates
               (310)  208-2550

FOR  IMMEDIATE  RELEASE

   UGLY DUCKLING CORPORATION TO PURCHASE SECURED BANK DEBT OF FIRST MERCHANTS
                            ACCEPTANCE CORPORATION

PHOENIX, Arizona (July 17, 1997) - Ugly Duckling Corporation (Nasdaq NM: UGLY) announced today that it has entered into an agreement in principle with the senior bank group of First Merchants Acceptance Corporation (Nasdaq NM: FMACE)
to  purchase  the  secured  debt  held  by  such  group.    The  debt  totals
approximately $103 million. FMACE filed for reorganization under Chapter 11 of the Federal Bankruptcy Code on July 11, 1997. In connection with the bankruptcy proceedings, Ugly Duckling, which owns approximately 2 1/2% of FMACE's common stock with a cost basis of $1.5 million, agreed last week to provide up to $10 million of "debtor in possession" financing to FMACE.

     The more significant terms of the proposed purchase of senior debt provide, among other things, for (1) purchase of the debt at a 10% discount of the outstanding principal amount; (2) six-month financing by the bank group to Ugly Duckling for the purchase, with interest accruing at LIBOR plus 2% and an up-front payment by Ugly Duckling to the bank group equal to 20% of the purchase price; and (3) issuance of stock warrants to the bank group to purchase up to 500,000 shares of Ugly Duckling's common stock at an exercise price of $20.00 per share over a 30-month term and subject to a call feature by the Company at $27.00. The purchase is subject to certain conditions, including, but not limited to, Bankruptcy Court approval, unless waived by the bank group, and execution of definitive documents.

     Headquartered in Phoenix, Arizona, Ugly Duckling Corporation operates the largest publicly held chain of "buy here-pay here" used car dealerships in the United States and underwrites, finances, and services retail installment contracts generated from the sale of used cars by its dealerships and by third-party used car dealerships located in selected markets throughout the country. Headquartered in Deerfield, Illinois, FMACE is a national specialty finance company, primarily engaged in financing the purchase of used automobiles by consumers who have limited access to traditional sources of credit.

This  press  release  includes  statements that may constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that would cause actual results to differ materially from the forward-looking
statements.    By  making  these  forward-looking  statements,  the  Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the section entitled "Risk Factors" in the Company's Prospectus, dated June 24, 1997, in the sections entitled "Factors That May Affect Future Stock Performance" and elsewhere in the Company's most recent reports on Form 10-K/A and Form 10-Q, and in Ugly Duckling Corporation's other Securities and Exchange Commission filings.
                                      ###